Kos Announces the Appointment of Kevin P. Clarke as Executive Vice President and Chief
Financial Officer
Wednesday November 2, 10:46 am ET
CRANBURY, N.J.—(BUSINESS WIRE)—Nov. 2, 2005—Kos Pharmaceuticals, Inc. (Nasdaq:KOSP — News) announced today the appointment of Kevin P. Clarke to the position of Executive Vice President and Chief Financial Officer, effective immediately. Mr. Clarke, 46, previously a Senior Managing Director responsible for healthcare mergers and acquisitions at Bear Stearns, will report to Adrian Adams, President and CEO of Kos Pharmaceuticals, Inc. Mr. Clarke will be responsible for overseeing all of Kos’ finance, accounting, business planning and investor relations functions and will be based in Kos’ headquarters in Cranbury, New Jersey.
“Kevin’s leadership and strategic focus at Bear Stearns, together with his extensive experience in healthcare merger and acquisition transactions, capital and financial management make him an ideal choice for this important position,” said Adrian Adams, President and CEO of Kos Pharmaceuticals. “He brings a deep knowledge and understanding of the healthcare and specialty pharmaceutical industry, its products and the fundamentals that drive the sector. He also brings significant Wall Street experience with strategic financial transactions and expertise in creating opportunities for shareholder value. Kevin has the disposition, integrity and knowledge that are fundamental to the Chief Financial Officer position. I have no doubt that he will make a huge contribution to Kos and I am looking forward to working with him in continuing our strong financial momentum in the short-, medium- and long-term.”
Mr. Clarke joins Kos from Bear Stearns, where he spent the last 13 years holding positions of increasing responsibility, last serving as Senior Managing Director. Mr. Clarke worked on both the product and services side of healthcare, with a particular focus on the specialty pharmaceutical space. Notable transactions and advisory services provided by Mr. Clarke and his group ranged from specialty and generic pharmaceuticals to medical devices, life sciences, contract research organizations and pharmaceutical marketing companies. Prior to joining Bear Stearns, Mr. Clarke spent 7 years at Kidder Peabody on the investment banking side of the business. He began his career serving on the staff of a member of the U.S. House of Representatives in Washington, DC from 1981 to 1983. Mr. Clarke received his B.A. degree in Political Science and Economics from Le Moyne College, where he is currently a member of the Board of Trustees, and his M.B.A. from Cornell University.
Certain statements in this press release, including statements regarding the Company’s future prospects, ability to develop or acquire additional products, and the Company’s ability to successfully negotiate additional important strategic business development and licensing opportunities, are forward-looking and are subject to risks and uncertainties which may cause actual results to differ materially from those projected in a forward-looking statement. These risks and uncertainties include, the continuing growth of the cardiovascular and respiratory markets, the Company’s ability to maintain its compliance with FDA regulations and standards without adversely affecting the Company’s manufacturing capability or ability to meet its production requirements or profit margins, changes in the regulatory environment governing the

Company’s compliance with the FDA, PTO, tax and competition issues, the Company’s ability to achieve regulatory approvals for its products under development in a timely manner, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission, and in other reports filed with the SEC.
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Contact:
Kos Pharmaceuticals, Inc.
John J. Howarth, 609-495-0726
Nichol Harber, 609-495-0527